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                                                                       Exhibit 1

                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503

                                                              May 9, 1996

Mr. Charles S. Holmes
P.O. Box 2850
Southampton, New York 11969

                        Re:  NAI Technologies, Inc. 12%
                             Convertible Subordinated
                             Promissory Notes
                             ---------------------------

Dear Charlie:

                  Reference is made to the 12% Convertible Subordinated Promissory Note due 2001 of NAI Technologies, Inc. (the "Company") in the aggregate unpaid principal amount of $2,000,000 (the "Note") held by you. In consideration of your converting such Note into 1,000,000 shares (the "Conversion Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company as provided in Section 6 of the Note which will enable the Company to achieve recompliance with the Net Tangible Asset Requirement of The Nasdaq Stock Market ("Nasdaq"), the Company agrees to immediately grant you warrants to purchase 300,000 shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price of $3.00 per share, subject to adjustment in certain events. Such warrants will not contain the EBITDA adjustment to the exercise price but will otherwise be similar to the warrants purchased by you with your Note and will be delivered to you as soon as practicable.

                  If the foregoing is acceptable to you, please so indicate by signing your name in the space provided below.

                                               Very truly yours,

                                               NAI TECHNOLOGIES, INC.

                                               By: /s/ Robert A. Carlson
                                                   ----------------------
                                                       Robert A. Carlson
                                                       Chairman and Chief
                                                       Executive Officer

Accepted and agreed as of
the date first above written:

/s/ Charles S. Holmes
- ---------------------
Charles S. Holmes

                                       -5-


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